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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                                 (RULE 13e-100)
                               (AMENDMENT NO. 2)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

           RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO
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                              (Name of the Issuer)

                  NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO
                        THE NATIONAL HOUSING PARTNERSHIP
                  NATIONAL CORPORATION FOR HOUSING PARTNERSHIPS
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                             AIMCO PROPERTIES, L.P.
                                 AIMCO-GP, INC.
                           AIMCO EQUITY SERVICES, INC.
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                      (Name of Person(s) Filing Statement)

                            LIMITED PARTNERSHIP UNITS
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                         (Title of Class of Securities)

                                      NONE
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                      (CUSIP Number of Class of Securities)

                                 Martha L. Long
                              Senior Vice President
                   Apartment Investment and Management Company
                                55 Beattie Place
                        Greenville, South Carolina 29601
                                 (864) 239-1000
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 (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices
         and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                 Paul J. Nozick
                                Alston & Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                                 (404) 881-7000

This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.  [ ] The filing of a registration statement under the Securities Act of 1933.

c.  [ ] A tender offer.

d.  [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

Check the following box if the filing is a final amendment reporting the results of the transaction:

                            CALCULATION OF FILING FEE

        Transaction Valuation*                             Amount of Filing Fee
        ----------------------                             --------------------
             $7,000,000                                          $823.90
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*     For purposes of calculating the fee only. This amount assumes the sale of the assets of National Housing Partnership Realty Fund Two for $7,000,000. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(A)(ii) and Rule 0-11(c) under the Securities Exchange Act of 1934, as amended, equals $117.70 per $1,000,000 of the asset sale price.

[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid     $823.90   Filing Party: National Housing Partnership
                                                   Realty Fund Two

Form or Registration No.:  PRE14A    Date Filed:   September 23, 2005

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                              TRANSACTION STATEMENT

      This Transaction Statement on Schedule 13E-3 relates to the sale of a property that constitutes substantially all of the assets of National Housing Partnership Realty Fund Two, a Maryland limited partnership (the "Partnership"), and an amendment to the Partnership's agreement of limited partnership to extend the term of the Partnership and permit the proposed sale of property, all of which are described in the proxy statement on Schedule 14A, filed contemporaneously with this Transaction Statement (the "Proxy Statement") by the Partnership. A copy of the Proxy Statement is filed with this Schedule 13E-3 as Exhibit (a). The item numbers and responses thereto below are provided in accordance with the requirements of Schedule 13E-3.

ITEM 1. SUMMARY TERM SHEET.

      The information set forth under "SUMMARY" in the Proxy Statement is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

      (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - The Partnership" in the Proxy Statement is incorporated herein by reference.

      (b) The information set forth under "CONSENTS REQUIRED" in the Proxy Statement is incorporated herein by reference.

      (c) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Secondary Market Transactions" in the Proxy Statement is incorporated herein by reference.

      (d) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Distributions" in the Proxy Statement is incorporated herein by reference.

      (e) Not applicable.

      (f) Not applicable.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

      (a) - (b) The information set forth under "THE PARTNERSHIP AND THE PROPERTIES" and "INFORMATION CONCERNING THE PURCHASER AND AIMCO - AIMCO" in the Proxy Statement is incorporated herein by reference.

      (c) Not applicable.

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ITEM 4. TERMS OF THE TRANSACTION.

      (a) The information set forth under "SUMMARY," "SPECIAL FACTORS," "THE AMENDMENT," "THE SALE," "THE TERM EXTENSION," "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES," and "CONSENTS REQUIRED" in the Proxy Statement is incorporated herein by reference.

      (c) Not applicable.

      (d) The information set forth under "SUMMARY - Dissenters' Rights" and "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - "Negative Factors Considered" in the Proxy Statement is incorporated herein by reference.

      (e) The information set forth under "GENERAL LEGAL MATTERS" in the Proxy Statement is incorporated herein by reference.

      (f) Not applicable.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

      (a) The information set forth under "CONFLICTS OF INTEREST" in the Proxy Statement is incorporated herein by reference.

      (b) - (c) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS - Prior Purchases by Affiliates," and "THE PARTNERSHIP AND THE PROPERTY - Prior Sales of Partnership Properties" in the Proxy Statement is incorporated herein by reference.

      (e) The information set forth under "SUMMARY - Approval of the Proposals," "CONSENTS REQUIRED" and "CONFLICTS OF INTEREST" in the Proxy Statement is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

      (b) Not applicable.

(c)(1) - (8) The information set forth under "PLANS AFTER THE SALE," "SUMMARY," "SPECIAL FACTORS - BACKGROUND," "REASONS FOR AND FAIRNESS OF THE PROPOSALS - Reasons for the Proposals," and "THE SALE" in the Proxy Statement is incorporated herein by reference.
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ITEM 7. PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

      (a) - (c) The information set forth under "SPECIAL FACTORS - BACKGROUND" and "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS" in the Proxy Statement is incorporated herein by reference.

      (d) The information set forth under "SPECIAL FACTORS - BACKGROUND," "THE SALE - Effects of the Sale," "PLANS AFTER THE SALE" and "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Proxy Statement is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

      (a) - (b) The information set forth under "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals" in the Proxy Statement is incorporated herein by reference.

      (c) The information set forth under "SUMMARY - Approval of the Proposals," "CONSENTS REQUIRED" and "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals" in the Proxy Statement is incorporated herein by reference.

      (d) - (e) The information set forth under "SPECIAL FACTORS - REASONS FOR AND FAIRNESS OF THE PROPOSALS - Fairness of the Proposals - Procedural Fairness of the Proposal," "SPECIAL FACTORS - BACKGROUND," and "SUMMARY - Reasons for the Proposals" in the Proxy Statement is incorporated herein by reference.

      (f) Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

      (a) - (c) The information set forth under "SPECIAL FACTORS - Appraisal of the Property" in the Proxy Statement is incorporated herein by reference.

ITEM 10. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

      (a) - (b), (d) The information set forth under "SOURCE OF FUNDS" in the Proxy Statement is incorporated herein by reference.

      (c) The information set forth under "FEES AND EXPENSES" in the Proxy Statement is incorporated herein by reference.

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ITEM 11. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

      (a) The information set forth under "THE PARTNERSHIP AND THE PROPERTIES - The General Partner" and "SECURITY OWNERSHIP" in the Proxy Statement is incorporated herein by reference.

      (b) The information set forth under "TRANSACTIONS INVOLVING PARTNERSHIP UNITS" in the Proxy Statement is incorporated herein by reference.

ITEM 12. THE SOLICITATION OR RECOMMENDATION.

      (d) Not applicable.

      (e) The information set forth under "NO RECOMMENDATION BY THE GENERAL PARTNER" in the Proxy Statement is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS.

     (a) The information set forth under "SUMMARY FINANCIAL INFORMATION" in the Proxy Statement is incorporated herein by reference. In addition, the audited financial statements for the Partnership's 2004 and 2003 fiscal years set forth in Part II, Item 7 of the Partnership's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the SEC on March 30, 2005 and the unaudited financial statements for the quarter ended September 30, 2005 contained in the Partnership's Quarterly Report on Form-10 QSB filed with the SEC on November 14, 2005 are incorporated herein by reference.

      (b) The information set forth under "THE PARTNERSHIP AND THE PROPERTY - Pro Forma Financial Statements" is incorporated herein by reference.

ITEM 14. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

      (a) The information set forth under "FEES AND EXPENSES" in the Proxy Statement is incorporated herein by reference.

      (b) Not applicable.

ITEM 15. ADDITIONAL INFORMATION.

      (b) The information set forth in the Proxy Statement is incorporated herein by reference.

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ITEM 16. EXHIBITS.

(a)    Proxy Statement, filed on Schedule 14A on November 22, 2005.

(b) Amended and Restated Secured Credit Agreement, dated as of November 2, 2004, by and among Apartment Investment and Management Company, AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., and NHP Management Company as the borrowers and Bank of America, N.A., Keybank National Association, and the Lenders listed therein (Exhibit 10.4 to Apartment Investment and Management Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 is incorporated herein by this reference).

(c)    Appraisal Report, dated as of January 14, 2005, by Integra Realty
       Services.

(d)(1) Agreement of Sale and Purchase, made effective as of the 14th day of February, 2005, by and between San Juan del Centro Limited Partnership, a Colorado limited partnership, and AIMCO Equity Services, Inc., a Virginia corporation (the "Agreement of Sale and Purchase").

(d)(2) Amendment No. 1 to the Agreement of Sale and Purchase, dated September 2, 2005.

(d)(3) Amendment No. 2 to the Agreement of Sale and Purchase, dated October 24, 2005.

(f)    None.

(g)    None.

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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                              NATIONAL HOUSING PARTNERSHIP REALTY FUND TWO

                              By:    The National Housing Partnership,
                                     its sole General Partner

                                     By:  National Corporation for Housing
                                          Partnerships, its sole General Partner

                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President

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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                              THE NATIONAL HOUSING PARTNERSHIP

                              By:    National Corporation for Housing
                                     Partnerships, its sole General Partner

                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President
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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                              NATIONAL CORPORATION FOR HOUSING PARTNERSHIPS


                                          By: /s/ MARTHA LONG
                                              -------------------------------
                                              Name:  Martha Long
                                              Title: Senior Vice President
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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005


                              APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                     By:  /s/ MARTHA LONG
                                          --------------------------------
                                          Name:  Martha Long
                                          Title: Senior Vice President

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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                              AIMCO PROPERTIES, L.P.

                              By:    AIMCO-GP, Inc., its sole General Partner


                                     By:  /s/ MARTHA LONG
                                          ----------------------------
                                          Name:  Martha Long
                                          Title: Senior Vice President
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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                                          AIMCO-GP, INC.


                                     By: /s/ MARTHA LONG
                                         ------------------------------
                                         Name:  Martha Long
                                         Title: Senior Vice President
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                                    SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: November 22, 2005

                              AIMCO EQUITY SERVICES, INC.


                                     By: /s/ MARTHA LONG
                                         -------------------------
                                         Name:  Martha Long
                                         Title: Senior Vice President

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                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       --------------------------------------------------------------

(a)               Proxy Statement, filed on Schedule 14A on November 22, 2005.

(b) Amended and Restated Secured Credit Agreement, dated as of November 2, 2004, by and among Apartment Investment and Management Company, AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., and NHP Management Company as the borrowers and Bank of America, N.A., Keybank National Association, and the Lenders listed therein (Exhibit 10.4 to Apartment Investment and Management Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 is incorporated herein by this reference).

(c)               Appraisal Report, dated as of January 14, 2005, by Integra
                  Realty Services.

(d)(1) Agreement of Sale and Purchase, made effective as of the 14th day of February, 2005, by and between San Juan del Centro Limited Partnership, a Colorado limited partnership, and AIMCO Equity Services, Inc., a Virginia corporation (the "Agreement of Sale and Purchase").

(d)(2) Amendment No. 1 to the Agreement of Sale and Purchase, dated September 2, 2005.

(d)(3) Amendment No. 2 to the Agreement of Sale and Purchase, dated October 24, 2005.

(f)               None.

(g)               None.